Exhibit 10.8

April 3, 2023

Ken Moss

Re: Offer of Employment - Bill.com, LLC

Dear Ken:
I am very pleased to confirm our employment offer to you with Bill.com, LLC (“Bill.com”) as Chief Technology Officer, reporting to me. Your primary work location will be the Company’s corporate headquarters located in San Jose, California. We have enjoyed getting to know you through our interview process, and I appreciate all the time you took to get to know our team and make sure it was a good fit. We are excited about having you join the Bill.com team. The terms of our offer and the benefits currently provided by Bill.com are as follows:
Starting Salary. Your starting base salary will be USD $415,000 per year (less applicable taxes and withholding) and will be subject to periodic review. You will be classified as an exempt employee and therefore will not be entitled to overtime pay for hours worked over forty (40) hours in a standard work week. Additionally, you will receive a one-time sign on bonus of USD $150,000 payable 30 days post start date. In the event you voluntarily resign your employment with Bill.com within twelve (12) months of your start date, you agree to repay the sign-on bonus in full. Additionally, you will have the opportunity to receive a target annual performance bonus of 60% of base salary, paid annually on achievement of company and individual performance goals. Your individual performance goals will be finalized with your manager within 45 days of your hire date.
Duties and Company Policies, Practices, and Procedures. You will have such duties, responsibilities, and authorities as are assigned by Bill.com in its sole discretion. If you accept this offer, you will be expected to abide at all times with Bill.com’s policies, practices, and procedures including without limit the policies in Bill.com’s Employee Handbook which you will have access to on your first day.
Benefits. In addition, as a regular full-time employee, you will be eligible to participate in regular health insurance and other employee benefit plans established by Bill.com for its employees from time to time. Bill.com reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment and benefits.

Equity. Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted USD $11,000,000.00 worth of restricted stock units to acquire Company common stock ("RSUs") under the Company's 2019 Equity Incentive Plan (the “Plan”). The number of RSUs to be granted will be determined by dividing $11,000,000.00 by the average of the closing prices of the Company’s common stock over the 30 trading days ending at close of trading on the day before the RSU grant date. The RSU grant date is expected to be in the month following the month of your employment start date. The RSUs will vest over 4 years, 25% of the total grant on the first anniversary of your Vesting Commencement Date, and the remainder, ratably, quarterly for the subsequent 3 years, provided you remain employed through each such vesting date, as set forth in the award agreement evidencing the RSUs. Your Vesting Commencement Date will be the first of the following dates to occur after your employment start date: February 28, May 28, August 28, or November 28. For example, if you start work on April 17th, your Vesting Commencement Date will be May 28th. Vested RSUs will settle, and shares issued to you, after each vesting date in accordance with the policies of the Company and the terms and conditions of the Plan and the RSU award agreement. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs.
The RSUs will permit payment of taxes through sale of shares.

Performance-Based Restricted Stock Units (PSUs): Subject to the approval of the Compensation Committee of the Board of Directors, in July 2023 you will be granted performance-based restricted stock units ("Fiscal 2024 PSUs") under the Plan with a grant target value of USD $1,500,000.00. The “target” number of shares subject to the Fiscal 2024 PSU grant (assuming target-level achievement of the applicable performance metrics) will be calculated on the date of grant (“Grant Date”) by dividing the grant target value by the average of the closing prices of the Company’s Common Stock in the 30 trading days immediately preceding the Grant Date and ending on, and including, the PSU Grant Date, rounded to the nearest whole share. The Fiscal 2024 PSUs will vest over three years with 1/3rd to vest at the first quarterly vesting date following the Board’s certification of the Company’s FY24 performance and the remainder to vest, ratably, quarterly over the subsequent eight quarterly vesting dates, provided you remain in Service (as defined in the Plan) as set forth in the award agreement evidencing the Fiscal 2024 PSUs. The Fiscal 2024 PSUs will be subject to the terms and conditions, including performance metrics and vesting requirements, as determined by the Compensation Committee of the Board of Directors. The complete terms and conditions of the Fiscal 2024 PSU program have not yet been determined and are subject to change from FY23. Vested Fiscal 2024 PSUs will settle, and shares issued to the Employee, after each vesting date in accordance with the policies of the Company and the terms and conditions of the Plan and the PSU agreement.

Refresh Grant: Additionally, subject to your continued employment with the Company, and following the first anniversary of your start date, you are eligible to participate in the Company’s annual refresh grant cycle which generally occurs in August. Your target refresh equity award for the August 2024 refresh cycle is expected to be USD $5,000,000. This award is expected to comprise both RSUs and PSUs, with the specific award design, mix, and grant date to be determined. The August 2024 Refresh Grant will be subject to the terms and conditions set forth in the applicable award agreements between the Employee and Company and the Plan. Eligibility to participate in future refresh grants is not guaranteed and subject to change.
Termination Benefits: If you are subject to a Qualifying Termination or a CIC Qualifying Termination, you will be eligible to receive certain payments and benefits as set forth in the Company’s standard Change in Control and Severance Agreement (the “CIC and Severance Agreement”). “Qualifying Termination” and “CIC Qualifying Termination” shall have the meanings ascribed to them in the CIC and Severance Agreement.
At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of Bill.com, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and an authorized representative of Bill.com.
Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our People department.
Confidentiality. As an employee of Bill.com, you will have access to certain confidential information of Bill.com and you may, during the course of your employment, develop certain information or inventions that will be the property of Bill.com. To protect the interests of Bill.com, you will need to sign Bill.com's standard Employee Invention Assignment and Confidentiality Agreement (the “Employee Invention Assignment and Confidentiality Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. During the period that you render services to Bill.com, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Bill.com. You will not assist any other person or organization in competing with Bill.com or in preparing to engage in competition with the business or proposed business of Bill.com.
No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, the Employee Invention Assignment and Confidentiality Agreement, any agreements concerning stock options granted under the Plan, and your commencement of employment with Bill.com will not violate any agreement currently in place between yourself and current or past employers.
Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving, employment or other background check, as may be applicable. This offer can be rescinded based upon data received in the verification.
Arbitration. You and Bill.com agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with Bill.com and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in Bill.com, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in Santa Clara County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY
JURY IN REGARD TO SUCH CLAIMS. This letter does not, however, restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.
Equal Employment Opportunity. Bill.com is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. Bill.com prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.

Other Provisions. This letter, together with the Employee Invention Assignment and Confidentiality Agreement and any agreement governing the stock option described above sets forth the entire agreement between you and Bill.com with respect to your employment by Bill.com and cancels and supersedes any other oral or written agreement, discussion or understanding between you and Bill.com with respect to the subject matter hereof. This letter can only be modified in a written agreement signed by both you and Bill.com. This letter shall be governed by the laws of the State of California without regard to conflict of laws provisions thereof and may be amended only in a writing signed by you and an authorized officer of Bill.com.
Acceptance. This offer will remain open and is contingent on any background checks until April 7, 2023. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Unless mutually agreed otherwise in writing, this offer will be rescinded if you do not start your employment with Bill.com on April 17, 2023. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the attached documents, if any.

We look forward to the opportunity to welcome you to Bill.com.

/s/ René Lacerte
________________________

René Lacerte

Founder and Chief Executive Officer

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Ken Moss
_________________________

Ken Moss